360 Funds 485BPOS

Exhibit 99(j)(3)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the 360 Funds and to the use of our report dated August 29, 2022 on the financial statements and financial highlights of IMS Capital Value Fund and IMS Strategic Income Fund, each a series of shares of beneficial interest in 360 Funds. Such financial statements and financial highlights appear in the June 30, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

October 26, 2023